FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACTS:
Michael Polyviou/ Peter Schmidt
Financial Dynamics
(212) 850-5748
SKILLSOFT REPORTS THIRD QUARTER FISCAL 2008 RESULTS
INCLUDING REVENUE OF $75.1 MILLION AND; EPS OF $0.06, AND
RAISES FULL YEAR FISCAL 2008 NET INCOME TARGETS
NASHUA, NH, NOVEMBER 26, 2007 - SkillSoft PLC (NASDAQ: SKIL), a leading Software as a Service (SaaS) provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses, today announced financial results for its third fiscal quarter of fiscal 2008.
Fiscal 2008 Third Quarter Results
The Company reported total revenue of $75.1 million for its third quarter (ended October 31, 2007) of the fiscal year ending January 31, 2008 (fiscal 2008), which represented a 32 % increase over the $57.1 million reported in its third quarter of fiscal year 2007. The increased revenue in the third quarter of fiscal 2008 was primarily attributable to the NETg acquisition (which closed in May 2007) and includes incremental revenues of $9.0 million related to the amortization of acquired deferred revenue retained by the Company following the NETg acquisition. The Company’s deferred revenue at October 31, 2007 was approximately $141 million compared to approximately $98 million at October 31, 2006. The increase in deferred revenue reflects, in addition to order intake and billings from SkillSoft’s base business, approximately $5.7 million of unamortized acquired deferred revenue from the NETg acquisition (after purchase accounting adjustments) and an increase in billings due to additional customers acquired in the NETg acquisition.
On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $6.0 million, or $0.06 per diluted share, for the fiscal 2008 third quarter. SkillSoft reported net income of $7.1 million or $0.07, per diluted share, for the fiscal 2007 third quarter. The Company’s US GAAP net income results include restatement expenses of $0.1 million in the third quarter of both fiscal 2008 and 2007, as well as the following acquisition related expenses and non-cash charges:
Acquisition and integration related expenses:
•	Merger related integration costs of $2.6 million in the third quarter of fiscal 2008.

•	Loss from discontinued operations net of tax of $0.2 million in the third quarter of fiscal 2008.
Non-Cash Charges:

•	Stock based compensation expense of $1.4 million in the third quarter of fiscal 2008 and $0.8 million in the third quarter of fiscal 2007.

•	Amortization of intangible assets of $5.4 million in the third quarter of fiscal 2008 and $1.2 million in the third quarter of fiscal 2007.

•	Amortization of deferred financing costs of $0.2 million in the third quarter of fiscal 2008.

•	Non-cash provision for income tax of $0.3 million in the third quarter of fiscal 2008 and $3.8 million in the third quarter of fiscal 2007.
“Our priorities for the next six months will be to focus on the general integration of NETg into SkillSoft’s operations, the migration of NETg customers from NETg platforms to SkillPort and the continued renewal of NETg customer contracts. We are encouraged by the results of our third quarter NETg customer renewal efforts and feel cautiously optimistic going into our critical fourth quarter renewal period,” commented Chuck Moran, President and Chief Executive Officer. “We are pleased with the progress we have experienced so far with the NETg integration and are working hard to normalize our operational cost structure as soon as possible. We are excited about the combined company’s opportunity to generate cash, which will validate the significant operating model leverage that our software as a service business has been working towards since its inception.”
Gross margin remained at 87% for the Company’s fiscal 2008 third quarter as compared to 87% for its fiscal 2007 third quarter. Gross margin for the fiscal 2007 third quarter includes amortization of intangible assets related to acquired technology and capitalized software development costs of $0.7 million. These costs were previously recorded within operating expenses under the caption “amortization of intangible assets” and have been reclassified to cost of revenues to conform with current period presentation. Gross margin for the fiscal 2008 third quarter includes amortization of intangible assets related to acquired technology and capitalized software development costs of $1.7 million in the fiscal 2008 third quarter. The intangible asset amortization reduced the fiscal 2008 third quarter gross margin 2% as compared to reducing gross margin 1% in the fiscal 2007 third quarter.
In the fiscal 2008 third quarter we incurred additional hosting platform maintenance and royalty expense to support the acquired NETg customer base as well as incremental expenses related to transitioning NETg customers to the SkillSoft hosting platform and product obligations assumed in the acquisition. These incremental hosting and infrastructure expenses will largely be incurred over the next three fiscal quarters, with lower levels of costs forecasted for two additional quarters until the transition is complete. The gross margin percentage is impacted mainly by the mix of royalty-bearing content and the costs incurred to augment the hosting capacity needed to meet our existing and new customer solution requirements.
Research and development expense increased to $13.7 million in the fiscal 2008 third quarter from $10.0 million in the fiscal 2007 third quarter. This increase was primarily due to the inclusion of expenses related to supporting acquired customer contracts and product obligations assumed in the NETg acquisition. We anticipate that there will be additional research and development expenses for content outsourcing, software outsourcing and additional personnel that will bring total research and development expenses to a range of $15.0 million to $16.0 million for the fiscal 2008 fourth quarter. These incremental costs are largely attributed to the NETg integration initiatives.
Sales and marketing expenses increased to $25.2 million in the fiscal 2008 third quarter from $22.0 million in the fiscal 2007 third quarter. This increase was primarily due to additional personnel, including additions to direct sales, tele-sales and field support and additional marketing expenses to support the increased customer base as a result of the NETg acquisition. We anticipate that continued investment in sales distribution, field support and marketing efforts is required to support the increased customer base and growth initiatives and such investment will bring total sales and marketing expenses to a range of $28.0 million to $29.0 million in the fourth quarter of fiscal 2008.
General and administrative expenses increased to $9.4 million in the fiscal 2008 third quarter compared to $6.8 million in the fiscal 2007 third quarter. This increase was primarily due to additional personnel, contractors and professional services that were required to support the increase in the volume of customer contracts and the transition activities resulting from the NETg acquisition as compared to the fiscal 2007 third quarter. It is anticipated that continued investment in headcount and services will be required to support the increased customer base and operational and strategic initiatives and such investment will keep total general and administrative expenses in a range of $8.5 million to $9.5 million for the fourth quarter of fiscal 2008.
Operating expenses for the fiscal 2008 third quarter include approximately $1.4 million of stock-based compensation expense. The allocation of such stock-based compensation expense for the fiscal 2008 third quarter was as follows: Cost of Revenue $54,000, Research and Development, $200,000; Sales and Marketing, $400,000; and General and Administrative, $700,000. By comparison, operating expenses for the fiscal 2007 third quarter included approximately $0.8 million of stock-based compensation expense. The allocation of such stock-based compensation expense for the fiscal 2007 third quarter was as follows: Cost of Revenue, $14,000, Research and Development, $100,000; Sales and Marketing, $300,000; and General and Administrative, $400,000.
The SEC staff has not closed its informal investigation concerning the option granting practices at SmartForce for the period beginning April 12, 1996 through July 12, 2002, prior to its merger in September 2002 with SkillSoft. The restatement charges relating to the ongoing SEC investigation of $0.1 million in the fiscal 2008 third quarter included expenses incurred as part of this options review, and the restatement charges of $0.1 million in the fiscal 2007 third quarter related solely to the SEC’s investigation regarding the restatement of the historical financial statements of SmartForce.
Merger related integration expenses for the fiscal 2008 third quarter were $2.6 million. Compensation and benefits costs for transition employees represented approximately 60% of these costs, and the remaining 40% related primarily to services, travel and administrative costs associated with transitioning the NETg operations to SkillSoft and meeting NETg customer obligations. Merger related integration expenses will largely be incurred over the next three quarters with lower levels for two additional quarters until these customer obligations are complete and the NETg business is fully integrated into SkillSoft’s operations. We expect merger related integration expenses over subsequent quarters to decline as compared to the quarter ended October 31, 2007 as different phases of the transition are completed.
The Company is discontinuing the operations of four businesses acquired from NETg. These include NETg Press, InteractNow, Wave, and Financial Campus. In August 2007, the Company sold the assets of Financial Campus and in October 2007, the Company sold the assets of NETg Press. The Company exited the Wave businesses in the third quarter of fiscal 2008 and expects to exit the InteractNow business by the middle of fiscal 2009.
For the nine month period ended October 31, 2007, the Company’s effective cash tax rate from continuing operations is approximately 6.2% as compared to 3.7% for the nine months ended October 31, 2006. The increase in the current year cash tax provision is primarily due to geographic distribution of earnings throughout the United States.
For the nine month period ended October 31, 2007, the Company’s effective non-cash tax benefit from continuing operations is approximately $9.0 million. Included in the non-cash tax benefit is approximately $25 million from the reduction in the Company’s deferred tax valuation allowance. The aforementioned benefit is partially offset by non-cash tax adjustments required as a result of the purchase accounting for the NETg acquisition and the Company’s tax provision.
SkillSoft had approximately $54.5 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of October 31, 2007 as compared to $127.8 million as of January 31, 2007. This decrease primarily reflects cash used, net of cash acquired, of $279 million in connection with the NETg acquisition. This decrease was partially offset by cash provided by operations of $8.5 million, net borrowings under long-term debt of $194 million, proceeds from the exercise of stock options and employee stock purchase activity of $11.1 million and $38.8 million of net investment maturities.
In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.
SkillSoft’s DSOs were in the targeted range for the fiscal 2008 third quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs were 13 days in the fiscal 2008 third quarter as compared to 7 days in the year ago period and 14 days in the second quarter of fiscal 2008. On a gross basis, which considers all items billed as receivables, DSOs were 118 days in the fiscal 2008 third quarter compared to 77 days in the year ago quarter and 108 days in the second quarter of fiscal 2008.
FISCAL 2008 OUTLOOK
The Company, based on its performance in the fiscal 2008 third quarter, is now providing the following guidance for the fiscal year ending January 31, 2008:
•	Revenue is expected to be in the range of $276.7 million to $280.0 million compared to the previously targeted range of $272.0 million to $280.0 million.

•	GAAP net income is currently expected to be in the range of $24.0 million to $26.0 million, or $0.22 to $0.24 per basic and diluted share compared to the previously targeted range of $20.5 million to $23.0 million, or $0.19 to $0.21 per basic and diluted share.

•	Our GAAP net income outlook includes restatement expenses of $1.4 million to $1.6 million; merger related integration costs of $12.0 million to $13.0 million; and non-cash items consisting of stock based compensation expense of $5.0 million to $ 6.0 million, amortization of intangible assets of $15.5 million to $17.5 million, and deferred financing costs of $0.5 million to $0.8 million. All of these estimated amounts are the same as the estimates included in our financial guidance following the fiscal 2008 second quarter. In addition the Company expects a non-cash benefit for income tax of $4.5 million to $5.5 million.
For the fiscal 2008 fourth quarter ending January 31, 2008, the Company currently anticipates revenue to be in the range of $73.0 million to $76.3 million. The Company also anticipates net income for the fiscal 2008 fourth quarter to be between $0.0 million and $1.0 million, or $0.00 to $0.01 per basic and diluted share.
As a reminder, an important leverage covenant included in our credit facility is adjusted EBITDA. The adjusted EBITDA targeted range for fiscal 2008 remains unchanged and is expected to be $69.0 million to $75.0 million which equates to a debt leverage ratio range of 2.7 to 3.1. The adjusted EBITDA projected range for fiscal 2008 is calculated by taking net income ($24.0 million to $26.0 million) and adding back depreciation and amortization ($7.0 million to $8.0 million), amortization of intangibles assets and capitalized software development costs ($15.5 million to $17.5 million), stock-based compensation ($5.5 million to $6.5 million), restatement expenses ($1.4 million to $1.6 million), merger and integration expenses ($12.0 million to $13.0 million), other expense ($1.25 million to $1.75 million) and interest expense ($8.5 million to $9.5 million) less income from discontinued operations ($0.3 million) and the benefit of income taxes ($4.5 million to $5.5 million).
The Company’s projected net income in fiscal 2008 (including the fiscal 2008 fourth quarter) does not reflect any foreign exchange gains or losses. The fiscal 2008 earnings outlook also does not take into account the potential negative impact of the resolution of litigation matters, potential merger and integration related expenses (excluding the NETg acquisition), or the potential impact of any future acquisitions or divestitures (excluding the NETg acquisition), including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction (excluding the NETg acquisition). The outlook also does not take into account the effect of a public offering or other financing arrangement that could impact outstanding shares and thereby the Company’s EPS outlook.
SkillSoft is presenting projected net income (for both fiscal 2008 and the fiscal 2008 fourth quarter) without the impact of those items because it is currently unable to estimate the amount of those items and it believes that presenting net income without taking them into account presents investors with meaningful information about the Company’s projected operating performance for fiscal 2008.
Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com following our earnings call.
Conference Call
In conjunction with the release, management will conduct a conference call on Monday, November 26, 2007 at 8:30 a.m. EST to discuss the Company’s third quarter fiscal 2008 operating results and fiscal 2008 outlook. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.
To participate in the conference call, local and international callers can dial (973) 582-2717. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
A replay will be available from 12:01 p.m. EST on November 26, 2007 until 11:59 p.m. EST on December 3, 2007. The replay number is (973) 341-3080, passcode: 8526861. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.
About SkillSoft
SkillSoft PLC (Nasdaq: SKIL) is a leading SaaS provider of on-demand e- learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e- learning content, online information resources, flexible learning technologies and support services.
Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter™ portals, virtual instructor-led training services and online mentoring services. The Books24x7(R) division offers online access to more than 15,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue™ and virtual classroom. SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.
SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners.
This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include challenges in integrating the operations of NETg, competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2007 as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company’s views as of November 26, 2007. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

	SkillSoft PLC and Subsidiaries
	Condensed Consolidated Statements of Operations
	(Unaudited)
	Three Months Ended		Nine Months Ended
	October 31		October 31
	2007	2006	2007	2006

Revenues	$75,124	$57,135	$203,733	$167,521

Cost of revenues — amortization of capitalized software development costs and content	1,740	740	3,683	4,203
Cost of revenues — other	8,282	6,846	23,827	19,962

Gross profit	65,102	49,549	176,223	143,356

Operating expenses:
Research and development	13,710	10,047	35,315	29,913
Selling and marketing	25,227	21,983	71,489	68,375
General and administrative	9,449	6,844	25,572	20,948
Amortization of intangible assets	3,634	412	7,955	1,240
Merger and integration related expenses	2,616	25	11,144	47
Restatement — SEC investigation	105	114	1,328	434

Total operating expenses	54,741	39,425	152,803	120,957

Other (expense) / income, net	(642)	(35)	(1,026)	(67)
Interest income	654	1,137	2,990	3,011
Interest expense	(3,927)	(69)	(7,741)	(205)

Income before for income taxes from continuing operations	6,446	11,157	17,643	25,138

Provision / (Benefit) for income taxes — cash	92	274	1,099	931
Provision / (Benefit) for income taxes — non-cash	178	3,799	(8,985)	8,245

Income from continuing operations	6,176	7,084	25,529	15,962

(Loss) / income from operations of businesses to be disposed, net of income tax benefit of $464 for the three months ended October 31, 2007	(198)	—	326	—

Net income	$5,978	$7,084	$25,855	$15,962

Net income, per share, basic — continuing operations	$0.06	$0.07	$0.25	$0.16
Net income, per share, basic — discontinued operations	$0.00	$—	$0.00	$—

	$0.06	$0.07	$0.25	$0.16

Basic weighted average common shares outstanding	104,789,720	101,763,654	104,165,555	101,446,427

Net income, per share, diluted — continuing operations	$0.06	$0.07	$0.24	$0.15
Net income, per share, diluted — discontinued operations	$0.00	$—	$0.00	$—

	$0.06	$0.07	$0.24	$0.15

Diluted weighted average common shares outstanding	108,552,456	104,724,685	108,018,673	103,887,852

(1) The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$54	$14	$119	$31
Research and development	226	151	659	818
Selling and marketing	442	269	1,309	1,646
General and administrative	657	404	1,921	1,657

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited)

	October 31, 2007	January 31, 2007

ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$50,565	$104,117
Restricted cash	3,919	20,095
Accounts receivable, net	94,249	94,343
Prepaid acquisition costs	—	2,881
Prepaid expenses and other current assets	24,134	22,215

Total current assets	172,867	243,651

Property and equipment, net	8,033	9,672
Goodwill	316,301	83,171
Acquired intangible assets, net	34,909	2,638
Long-term investments	—	3,598
Deferred tax assets	45,376	159
Other assets	9,205	81

Total assets	$586,691	$342,970

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	$3,186	$3,327
Accrued expenses	64,637	53,297
Deferred revenue	140,598	146,012

Total current liabilities	208,421	202,636

Total long-term liabilities	201,676	2,405

Total stockholders’ equity	176,594	137,929

Total liabilities and stockholders’ equity	$586,691	$342,970

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	October 31
	2007	2006

Cash flows from operating activities from continuing operations:

Net income	$25,529	$15,962
Adjustments to reconcile net income to net cash provided by operating activities —
Share-based compensation	4,008	4,152
Depreciation and amortization	5,481	4,502
Amortization of acquired intangibles and FAS 86 assets	11,638	5,443
Provision for bad debts	470	(477)
Non-cash interest expense	481	—
(Benefit)/Provision for income taxes — non-cash	(8,986)	8,245
Realized loss on sale of assets, net	(58)	—
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	36,344	39,354
Prepaid expenses and other current assets	14,145	8,498
Accounts payable	(1,313)	(403)
Accrued expenses
Accrued merger	(282)	(451)
Accrued restructuring	345	(364)
Accrued other	(45,626)	(12,375)
Deferred revenue	(33,707)	(40,043)

Net cash provided by operating activities from continuing operations	8,469	32,043

Cash flows from investing activities from continuing operations:

Purchases of property and equipment	(2,321)	(3,989)
Cash used in purchase of business, net of cash acquired	(278,923)	—
Disposition of net assets	(5,981)	—
Purchases of investments	(9,575)	(74,843)
Maturity of investments	48,378	39,810
Release of restricted cash	16,183	335

Net cash (used in) / provided by investing activities from continuing operations	(232,239)	(38,687)

Cash flows from financing activities from continuing operations:

Borrowings under long-term debt, net of debt financing costs	193,633	—
Exercise of stock options	8,836	1,977
Proceeds from employee stock purchase plan	2,220	2,561

Net cash provided by financing activities from continuing operations	204,689	4,538

Change in cash from discontinued operations	(1,032)	—

Effect of exchange rate changes on cash and cash equivalents	1,864	562

Net increase in cash and cash equivalents	(18,249)	(1,544)
Cash and cash equivalents, beginning of period	48,612	51,937

Cash and cash equivalents, end of period	$30,363	$50,393